Exhibit T3B.73

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of the 31st day of December, 2018 (the “Agreement”), by and between Arbor Place GP, Inc., a Georgia corporation (“Arbor GP”) and Multi-GP Holdings, LLC, a Delaware limited liability company (“Multi-GP”).

R E C I T A L S:

WHEREAS, as of the date hereof, the partners of Arbor Place Limited Partnership, a Georgia limited partnership (“Arbor Place”), are as follows:

Partner:	Percentage of Interest:
Arbor GP	1% General Partner
CBL & Associates Limited Partnership	99% Limited Partner
Total	100%

WHEREAS, Arbor GP is the owner of 1.0% of the general partnership interests of Arbor Place (the “Arbor GP Interest”); and

WHEREAS, Multi-GP desires to purchase all of the Arbor GP Interest from Arbor GP upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the payment by Multi-GP to Arbor GP of the Purchase Price as hereinafter provided, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Closing” means the closing of the sale and purchase of the Arbor GP Interest.

“Limited Partnership Agreement” means that certain Agreement of Limited Partnership dated as of April 30, 1996, as the same may be, from time to time, amended, modified, supplemented, replaced or restated.

2.     Sale and Purchase of Arbor GP Interest. Upon the terms and subject to the conditions set forth in this Agreement, Arbor GP agrees to sell and assign to Multi-GP, and Multi-GP agrees to purchase from Arbor GP, all right, title and interest of Arbor GP in and to the Arbor GP Interest.

3.     Purchase Price. The purchase price for the Arbor GP Interest (the “Purchase Price”) shall be One Million One Thousand and No/100 Dollars ($1,001,000.00).

4.      Type of Payment. The Purchase Price shall be paid in form of payment satisfactory to Arbor GP at the Closing.

5.      The Closing. The Closing shall take place contemporaneously with the execution of this Agreement at Arbor Place’s principal office located in Chattanooga, Tennessee.

6.      Deliveries at Closing. At the Closing:

(a)     Multi-GP shall pay the Purchase Price pursuant to instructions provided by Arbor GP; and

(b)     Arbor GP shall deliver to Multi-GP an instrument duly executed by Arbor GP, assigning the Arbor GP Interest to Multi-GP and such other documents and instruments as Arbor Place shall deem reasonably necessary to effectuate the assignment of the Arbor GP Interest to Multi-GP.

7.      Effect of Purchase. From and after Closing, the partners of Arbor Place and their respective interests will be as follows:

Partner:	Percentage of Interest:
Multi-GP	1% General Partner
CBL & Associates Limited Partnership	99% Limited Partner
Total	100%

8.      Miscellaneous.

(a)     Binding Agreement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(b)     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(c)     Enforceability. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d)     Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, if any, between the parties relating to the subject matter hereof.

(e)     Amendment. This Agreement shall not be modified or amended except by means of a writing signed by each of the parties.

(f)     Further Assurances. The parties each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents, to effectuate the purposes of this Agreement.

(g)     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflict of law provisions.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement to be effective as of the date first noted above.

ARBOR GP:

Arbor Place GP, Inc.,
a Georgia corporation

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Chief Legal Officer

AWW Legal

Multi-GP:

Multi- GP Holdings, LLC,
a Delaware limited liability company

By:	CBL & Associates Limited Partnership, its Chief Manager

By:	CBL Holdings I, Inc.,
its sole general partner

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Chief Legal Officer

AWW Legal

CONSENT AND WAIVER

By signing below, the limited partner hereby (a) consents to and approves Multi-GP’s purchase of the Arbor GP Interest as provided in this Agreement and the consummation of the transactions contemplated by this Agreement; and (b) waives any rights such limited partner may have under the Limited Partnership Agreement or any other agreement or applicable law to approve of, object to, or exercise any rights of first refusal with respect to the assignment of the Arbor GP Interest, or any portion thereof, or exercise any option to purchase the Arbor GP Interest, or any portion thereof.

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership,

By:	CBL Holdings I, Inc.,
its general partner

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Chief Legal Officer

AWW Legal

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